Second Amendment to the February 14, 2003 Development and License Agreement Between TheGillette Company and Palomar Medical Technologies, Inc. (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management; and

Whereas, the parties desire to modify the duration and payments relating to the R&D Period of that collaboration, and clarify Article IX, Paragraph 9.9.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective this 24th day of June 2004:

1.     Article I, Paragraph 1.1 (c) of the Agreement is hereby replaced in its entirety by the following language:

“(c)     Duration of the R&D Program. The term of the R&D Program shall commence on May 30, 2003 (the “Commencement Date”) and, shall end on the latest to occur of (i) August 31, 2006, (ii) the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan, or (iii) the date on which Regulatory Approval in the United States is received for the First Female Product (the “R&D Period”).

2.     The first two sentences of Article VI, Paragraph 6.1 (b) of the Agreement are hereby replaced in their entirety by the following language: “(b) R&D Payments. For the first thirteen (13) full Calendar Quarters after the Effective Date, Gillette shall pay to Palomar for each such Calendar Quarter seven hundred thousand dollars (US$700,000) to support the R&D Activities (each such payment, an “R&D Payment” and collectively the “R&D Payments”) in accordance with Section 1.3(b)(iii). For the avoidance of doubt, Gillette shall be required to pay to Palomar nine million, one hundred thousand dollars (US$9,100,000) in the aggregate, and no more than nine million, one hundred thousand dollars (US$9,100,000) in the aggregate, unless otherwise expressly provided herein, in Section 14.2(d), or as the parties may otherwise agree, in connection with the R&D Program (which amount shall be inclusive of the five hundred thousand dollar (US$500,000) made by Gillette to Palomar pursuant to Section 6.1 (a) and credited against payments made in connection with the R&D Program as provided in that Section).”

3.     Appendix A Definitions. The definition “First Decision Point” is amended to read as follows:

“First Decision Point” shall mean thirty (30) days after the later of August 31, 2006 or the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan.

“FDA Approval Period” shall mean a period of (a) February 14, 2007, in the case of a 510(k) Product, or (b) February 14, 2008, in the case of a PMA Product, provided that in the event that any delay in Regulatory Approval is caused by Gillette, there shall be a corresponding extension of the FDA Approval Period.

4.     Article 9, Paragraph 9.9 “Publication” of the Agreement is hereby replaced in its entirety by the following language:

With respect to any right of publication in favor of MGH under any MGH Agreement (and only to the extent of MGH’s rights under any MGH Agreement), in the event that MGH seeks to publish or present any Joint Technology pursuant to rights granted to it in such agreement(s), the following procedures shall govern: Promptly upon receipt of notice from MGH that it desires to make any such presentation or publication, Palomar shall provide to Gillette the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) that contains any Joint Technology at least thirty (30) days prior to the intended submission of such manuscript for publication, or at least seven (7) days prior to the intended submission of such abstract or delivery of such presentation. Palomar agrees that, upon written request from Gillette that any such abstract or manuscript for publication not be submitted, or any such proposed presentation not be made, until Gillette is given a reasonable period of time not to exceed thirty (30) days to seek Patent protection for any material in such publication or presentation which it believes is patentable to the extent that Gillette is entitled to seek Patent protection for such material under this Agreement. Any publications of a Party under this Section 9.9 shall be subject to the confidentiality obligations of this ARTICLE IX. In all other respects, except as required by Applicable Law, neither party shall have the right to publish or present (or to permit its (sub)licensees, subcontractors, employees or agents to publish or present) any Joint Technology, except with the prior written consent of the other party.

        The Parties hereby agree and acknowledge that except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the rules of conflict of laws thereof), and any dispute with respect hereto shall be resolved in accordance with Section 13.1 of the Agreement.

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

THE GILLETTE COMPANY

/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel